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                                                      Registration No. 033-61267

                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM S-6/A

                FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
                     OF SECURITIES OF UNIT INVESTMENT TRUSTS
                            REGISTERED ON FORM N-8B-2

A.   Exact name of trust:  Separate Account VL I

B.   Name of depositor:  ITT Hartford Life and Annuity Insurance Company

C.   Complete address of depositor's principal executive offices:
          P.O. Box 2999
          Hartford, CT  06104-2999

D.   Name and address of agent for service:
          Rodney J. Vessels, Esquire
          ITT Hartford Life and Annuity Insurance Company
          P.O. Box 2999
          Hartford, CT   06104-2999

E.   Title and amount of securities being registered:

     An indefinite amount of Flexible Premium Variable Life Insurance Policies was previously registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

F. Proposed maximum aggregate offering price to the public of the securities being registered: Not yet determined.

G.   Amount of Filing Fee:  Paid

H.   Approximate date of proposed public offering:

     As soon as practicable after the effective date of this registration statement.

It is proposed that this filing will become effective:
     ________  immediately upon filing pursuant to paragraph (b) of Rule 485
     ________  on (May 1, 1995) pursuant to paragraph (b)(1)(v) of Rule 485
     ________  60 days after filing pursuant to paragraph (a)(1) of rule 485
     ________  on May 1, 1995 pursuant to paragraph (a)(1) of Rule 485
     ________  75 days after filing pursuant to paragraph (a)(2) of Rule 485
     ________  on ____________________ pursuant to paragraph (a)(2) of rule 485
The registrant hereby represents that it is relying on Section (b)(13)(i)(A) of Rule 6e-3(T).

The Registrant hereby amends this Registration Statement on such date as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
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                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, and its seal to be herewith affixed and attested, all in the city of Simsbury, and the State of Connecticut on the ______ day of _________________, 1995.

                         ITT HARTFORD LIFE AND ANNUITY
                         INSURANCE COMPANY
                         SEPARATE ACCOUNT VL I
                         (Registrant)

                         By: /s/ Stephen P. Minihan
                             ---------------------------------------------------
                             Stephen P. Minihan, Assistant Vice President
                             and Controller

                         ITT HARTFORD LIFE AND ANNUITY INSURANCE COMPANY (Depositor)

                         By: /s/ Stephen P. Minihan
                             ---------------------------------------------------
                             Stephen P. Minihan, Assistant Vice President
                             and Controller

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities and on the dates indicated.

Donald R. Frahm, Chairman and
    Chief Executive Officer, Director*
Bruce D. Gardner, General Counsel
    Corporate Secretary, Director*
Joseph H. Gareau, Executive Vice
    President and Chief Investment
    Officer, Director*
John P. Ginnetti, Senior Vice
   President, Director*
Thomas M. Marra, Senior Vice            *By:    /s/ Rodney J. Vessels
   President, Director*                      -----------------------------------
Leonard E. Odell, Jr., Senior                   Rodney J. Vessels
   Vice President, Director*                    Attorney-In-Fact
Lowndes A. Smith, President,
   Chief Operating Officer,             Dated:
   Director*                                   ---------------------------------
Raymond P. Welnicki, Senior Vice
   President, Director*
Lizabeth H. Zlatkus, Vice President
   Director*